Exhibit 10.14

ROGERS CORPORATION
2009 LONG-TERM EQUITY COMPENSATION PLAN
PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT
Rogers Corporation (the “Company”) hereby grants to _____________________ (the “Grantee”) Restricted Stock Units under Section 8 of the Rogers Corporation 2009 Long-Term Equity Compensation Plan (the “Plan”). This Performance-Based Restricted Stock Unit Award Agreement (this “Agreement”) entitles the Grantee to payment in the form of Shares following the attainment of the Performance Objectives and employment requirements set forth below. The target number of shares of (capital) common stock of the Company (the “Capital Stock”) subject to this Agreement is ______ Shares (the “Target Shares”), subject to adjustment under Section 2.3 of the Plan. This Award is granted as of ______________ (the “Grant Date”).
By checking the applicable acceptance box on the Charles Schwab & Co., Inc. website, Grantee agrees to all of the terms and conditions described in this Agreement and in the Plan. The Grantee acknowledges that the Grantee has carefully reviewed this Agreement and all materials incorporated herein by reference, including the Plan.
1.Acceptance of Award. The Grantee shall have no rights with respect to this Agreement unless he or she shall have accepted this Agreement in the manner described in the immediately preceding paragraph prior to the close of business on May 17, 2013.
2.Issuance of Shares.
(a)Subject to the terms and conditions of the Plan and this Agreement, the actual number of Shares to be issued to the Grantee shall be determined based on the Weighted Average Performance Achievement Percentage (as defined in Paragraph 2(b) below) during the Company’s 2013, 2014 and 2015 fiscal years (the “Performance Period”) using the following table:

	Weighted Average Performance Achievement Percentage	Percentage of Target Shares
Below Threshold	Less than 0%	None
Threshold	0%	0% of Target Shares
Target	100%	100% of Target Shares
Maximum	200% or more	200% of Target Shares

For avoidance of doubt, no Shares shall be awarded for a Weighted Average Performance Achievement Percentage of 0% or less, and no more than two times the number of Target Shares shall be deliverable if the Weighted Average Performance Achievement Percentage exceeds 200%.
(b)The “Weighted Average Performance Achievement Percentage” for purposes of the table in Paragraph 2(a) above shall be the average percentage for the Performance Objectives determined pursuant to Schedule A to this Agreement. Straight-line interpolation shall be used to determine the “Percentage of Target Shares” under the table set forth in Paragraph 2(a) above if the Weighted Average Performance Achievement Percentage is between Threshold and Target and between Target and Maximum. For example, a 50% Weighted Average Performance Achievement Percentage will result in delivery of 50% of the Target Shares. Any partial Share shall be rounded up to the nearest whole Share.
3.Restrictions and Conditions. If the Grantee’s employment with the Company and its Affiliates is terminated for any reason, other than death or Disability (as such term is defined below), prior to the end of the Performance Period, the Grantee shall forfeit any and all rights hereunder and no shares of Capital Stock shall be issued hereunder regardless of actual performance during the Performance Period. If the Grantee’s employment with the Company and its Affiliates is terminated due to the Grantee’s death or Disability prior to the end of the Performance Period, the number of shares of Capital Stock determined pursuant to Paragraph 2 to be issued to the Grantee shall be pro-rated based on the number of days that the Grantee was actively employed during the Performance Period, rounded up to the nearest whole share. For example, if the Grantee was actively employed by the Company, one of its Affiliates, or both, for 600 days during the Performance Period and then terminated employment due to death or Disability, then the Grantee would receive 54.79% [600 days /(365 days x 3)] of the number of shares of Capital Stock determined under Paragraph 2 based on the performance achieved at the end of the Performance Period, rounded up to the nearest whole share.

For purposes of this Agreement, “Disability” shall have the following meaning: The date on which the Grantee (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Rogers entity employing the Grantee, each as reasonably determined by the Committee. In addition, the Committee may determine that the Grantee has incurred a Disability if the Grantee is considered “totally disabled” by the Social Security Administration.
4.Scheduled Payment Date. Subject to accelerated payment in the case of a Change in Control as described in Paragraph 6 below, the Company shall deliver or cause to be delivered to or on the behalf of the Grantee the number of earned and vested Shares, if any, as determined under Paragraph 2 and Paragraph 3 above, on or before the Scheduled Payment Date in compliance with applicable law. The Company shall determine in its sole discretion the manner of delivering Shares under this Paragraph 4. For purposes of this Agreement, the “Scheduled Payment Date” means the March 15th within the calendar year immediately following the expiration of the Performance Period.
5.Dividends. The Grantee shall also be paid cash in an amount equal to (a) the dollar value of cash dividends paid by the Company per share of Capital Stock during the period starting on the Grant Date and ending on the date Shares are actually delivered to the Grantee under the terms of this Agreement, multiplied by (b) the number of Shares earned and vested under this Agreement. Any such dividends shall be paid to the Grantee on the date Shares are actually delivered to the Grantee under the terms of this Agreement.
6.Change in Control. The Restricted Stock Units under this Agreement shall be considered to be earned and vested upon a Change in Control that occurs before the end of the Performance Period to the extent determined by the Committee in good faith under Section 11.9(b) of the Plan, provided that the Grantee is then employed by the Company or one of its Affiliates. In the event that Restricted Stock Units become earned and vested under this Paragraph 6, payment shall be made consistent with the terms of the Plan as soon as practicable (but in no event more than five business days) following a Change in Control. If the Grantee is a party to an Officer Special Severance Agreement, treatment of the Restricted Stock Units under this Award upon and following a Change in Control shall be governed by such agreement.
7.Compensation Recovery. This Award shall be subject to being recovered under the Company’s Compensation Recovery Policy or any similar policy that the Company may adopt from time to time. For avoidance of doubt, compensation recovery rights to Shares issued under this Agreement shall extend to any proceeds realized by the Grantee upon the sale or other transfer of such Shares.
8.Tax Withholding. The Grantee hereby agrees to make appropriate arrangements with the Company for such income and employment tax withholding as may be required of the Company under applicable United States federal, state, local or foreign law on account of the Grantee’s rights under this Agreement. The Grantee may satisfy any withholding obligation, in whole or in part, by electing (i) to make a payment to the Company in cash, by check, electronic funds transfer or by other instrument acceptable to the Company, (ii) to deliver to the Company a number of already-owned shares of Capital Stock having a value not greater than the amount required to be withheld (such number may be rounded up to the next whole share) as may be permitted pursuant to written policies or rules adopted by the Committee in effect at the time of exercise, or (iii) by any combination of (i) and (ii). In addition, the Committee may also permit, in its sole discretion and in accordance with such policies and rules as it deems appropriate, the Grantee to have the Company withhold a number of shares which would otherwise be issued pursuant to this Agreement having a value not greater than the amount required to be withheld (such number may be rounded up to the next whole share). The value of Shares to be withheld or delivered (as may be permitted by the Committee) shall be based on the Fair Market Value of a share of Capital Stock as of the date the amount of tax to be withheld is to be determined. For avoidance of doubt, the Committee may change its policies and rules for tax withholding in its sole discretion from time to time for any reason.
9.The Plan. This Agreement is subject in all respects to the terms, conditions, limitations and definitions contained in the Plan. In the event of any discrepancy or inconsistency between this Agreement and the Plan, the terms and conditions of the Plan shall control. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein (including the attached Schedule).
10.No Obligation to Continue Employment. Neither the Company nor any Affiliate is obligated by or as a result of the Plan or this Agreement to continue the Grantee in employment.
11.Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.
12.Purchase Only for Investment. To insure the Company’s compliance with the Securities Act of 1933, as amended, the Grantee agrees for himself or herself, the Grantee’s legal representatives and estate, or other persons who acquire the rights under this Agreement upon his or her death, that Shares will be acquired hereunder for investment purposes only and not with a view to their distribution, as that term is used in the Securities Act of 1933, as amended, unless in the opinion of counsel to the Company such distribution is in compliance with or exempt from the registration and prospectus requirements of that Act.

13.Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, United States of America.
14.Consent to Electronic Delivery. In lieu of receiving documents in paper format, the Grantee agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, but no limited to, the Plan, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other agreements, forms and communications) in connection with this and any other prior or future incentive award or program made or offered by the Company or its predecessors or successors. Electronic delivery of a document to the Grantee may be via a Company e-mail system, by reference to a location on a Company intranet site to with the Grantee has access, or by a website maintained by a third party engaged to provide administrative services to the Plan.
15.Electronic Signature. All references to signatures of documents in this Agreement can be satisfied by procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents, including this Agreement. The Grantee’s electronic signature is the same as, and shall have the same force and effect as, the Grantee’s manual signature. Any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan.
16.Beneficiary Designation. The Grantee may designate Beneficiary(ies) to whom shall be transferred any rights under this Agreement which survive the Grantee’s death. The beneficiary designation form can be found at the Charles Schwab & Co., Inc. Equity Award Center website (https://www.schwab.com/public/eac/home) or obtained by contacting the Company’s Director, Compensation and Benefits. In the absence of an effective beneficiary designation in accordance with the terms of the Plan and this Agreement, the Grantee acknowledges that any rights under this Agreement that survive the Grantee’s death shall be rights of his or her estate notwithstanding any other agreements or documents (including the Grantee’s will) to the contrary.
17.Section 409A. It is intended that this Award be exempt from Section 409A of the Code as a “short-term deferral” (as defined under Treasury Regulation Section 1.409A-1(b)(4)).
18.Personal Information. The Grantee hereby agrees that the necessary data to administer the Plan may be transferred from any direct or indirect subsidiary of the Company to the Company, and/or a securities brokerage firm and/or any other entity responsible for administering the accounts of participants of the Plan. Such data includes your name, your position, your address, your date of birth and all other data necessary to prove the eligibility to receive shares and the data necessary to calculate any tax withholdings.
Accepted and agreed by:

ROGERS CORPORATION

By: /s/ Dennis M. Loughran
Name: Dennis M. Loughran
Title: VP Finance & CFO

By clicking the applicable acceptance box on the Charles Schwab & Co., Inc. website, the Grantee acknowledges receipt of this Agreement and agrees to its terms and conditions.SCHEDULE A
Weighted Average Performance Achievement Percentage
The “Weighted Average Performance Achievement Percentage” equals the sum of (a) 60% of the “TSR Performance %” plus (b) 40% of the “ROIC Performance %” as determined under the following table based on the Company’s TSR S&P Percentile and ROIC S&P Percentile as defined in this Schedule A:

2013 Performance Based Restricted Stock Plan Grant Metrics

Straight-line interpolation shall be used to determine the TSR Performance % and the ROIC Performance % when performance is between two stated levels in this table.
For example, if the Company’s TSR S&P Percentile is 47.5%, the TSR Performance % to be used in determining the Weighted Average Performance Achievement Percentage is 90%, calculated as follows: 80% + (((47.5% - 45%) / (50% - 45%)) x 20%).

The following terms shall have the meanings set forth below for purposes of this Schedule A:

“Total Shareholder Return” or “TSR” means, with respect to an entity, the total increase in that entity’s stock price during the Performance Period, expressed as a percentage as follows:
(Ending Average Stock Price/Beginning Average Stock Price)) -1 x 100%
For avoidance of doubt, TSR of the Company and each of the Index Companies shall be determined disregarding any regular cash dividends that may be paid to shareholders during the Performance Period. The TSR of an Index Company and the Company shall be adjusted to take into account stock splits, reverse stock splits, extraordinary dividends and other similar extraordinary events that occur during the Performance Period pursuant to Section 2.3 of the Plan.
“Total Shareholder Return (TSR) Standard & Poor’s S&P Percentile” means, with respect to the Company, the relative position of the Company’s TSR in relation to the TSR’s reported for the companies included in the “S&P Small Cap Technology Companies” index for the entire Performance Period, (the “Index Companies”) as follows:

•	The TSR of the Company and the Index Companies will be rank ordered from highest to lowest,

•	The S&P Percentile will be calculated as follows:

•	(Company’s Rank Ordered Number / (Number of Index Companies + 1)) * 100
For purposes of this definition:

(a)	“Ending Average Stock Price” means the mathematical average of the daily closing stock prices for the last 90 days of 2015.

(b)	“Beginning Average Stock Price” means the mathematical average of the daily closing stock prices for 90 days prior to January 1, 2013.
“Return on Invested Capital” or “ROIC” means, with respect to an entity, EBIT expressed as a percentage of annual Average Invested Capital, where:

•	“EBIT” means earnings before interest and taxes

•	“Invested Capital” means notes payable plus short and long‐term debt and equity

•	“Average Invested Capital” means, which respect to a fiscal year during the Performance Period, Invested Capital at the beginning of such year plus Invested at the end of such year divided by two.
ROIC shall be adjusted to disregard the following non-recurring items to the extent reflected on the Company’s and the Index Companies’ financial statements: (i) any loss or gain resulting from the early extinguishment of debt, (ii) the cumulative effect of a change in accounting principles, (iii) write offs related to fresh start accounting adjustments or (iv) extraordinary items under GAAP.
“Average ROIC” means three year average of the annual ROIC for the Performance Period as follows:
((Year 1 EBIT/Year 1 Average Invested Capital) + (Year 2 EBIT/Year 2 Average Invested Capital) + (Year 3 EBIT/Year 3 Average Invested Capital)) / 3, where “Year 1” is 2013, “Year 2” is 2014, and “Year 3” is 2015.

“Return on Invested Capital (ROIC) S&P Percentile” means, with respect to the Company, the relative position of the Company’s ROIC in relation to the ROIC reported for the Index Companies determined as follows:

•	The ROIC of the Company and the Index Companies will be rank ordered from highest to lowest,

•	The S&P Percentile will be calculated as follows:

•	(Company’s Rank Ordered Number / (Number of Index Companies + 1)) * 100